Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements: 1991 Stock Option Plan (File #33-48505), 1996 Stock Option Plan (File #333-24857), Robert Whitty Stock Option Plan (File #333-18109), 1998 Stock Option Plan (File #333-81259), 2000 Employee Stock Option Plan (File #333-62026) and the 2000-B Employee Stock Option Plan (File #333-62028) on Form S-8 of our report dated March 14, 2008, relating to the consolidated financial statements of EDAC Technologies Corporation and subsidiaries as of and for the year ended December 29, 2007.

/s/ Carlin, Charron & Rosen LLP
Glastonbury, Connecticut
March 20, 2008